Exhibit (d)(2)

EXECUTION COPY

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of December 9, 2007, is entered into by and among H.I.G. Capital LLC, Inc. (the “Stockholder”) and Evraz Group S.A., a corporation organized under the laws of the Grand Duchy of Luxembourg (“Acquiror”).

WHEREAS, simultaneously with the execution of this Agreement, Acquiror, Titan Acquisition Sub, Inc., a corporation organized under the laws of the State of Delaware and a direct wholly-owned subsidiary of Acquiror (“Acquisition Subsidiary”), and Claymont Steel Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for the acquisition of the Company by Acquiror by means of a cash tender offer (the “Offer”) by Acquisition Subsidiary for all outstanding shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) and for the subsequent merger of Acquisition Subsidiary with and into the Company, with the Company continuing as the surviving entity (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner (as defined below) of, or has the sole right to vote, or cause to be voted, and dispose, or cause to the disposition of, 7,486,303 shares of Common Stock (including any shares of Common Stock acquired by the Stockholder after the date hereof, the “Owned Shares”); and

WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, unanimously approved, for purposes of Section 203 of the Corporation Law, this Agreement and the transactions contemplated hereby;

WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Acquiror has required that the Stockholder enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Certain Definitions. (a) Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquisition Subsidiary” has the meaning specified in the recitals hereto.

“Affiliate” means, with respect to any specified Person, any Person that directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to the Stockholder, “Affiliate” shall not include the Company or the Persons that directly or indirectly (through one or more intermediaries) are controlled by the Company.

“Agreement” has the meaning specified in the preamble hereto.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “Group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

“Beneficial Owner” with respect to any securities means a Person who has Beneficial Ownership of such securities.

“Common Stock” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the recitals hereto.

“Company Group” means the Company and its subsidiaries and Affiliates.

“Company Securities” means the Common Stock and any Rights.

“Merger” has the meaning specified in the recitals hereto.

“Merger Agreement” has the meaning specified in the recitals hereto.

“Offer” has the meaning specified in the recitals hereto.

“Offer Completion Date” means the date of the initial purchase of shares of Common Stock by Acquisition Subsidiary in the Offer.

“Owned Securities” means the Owned Shares and the Owned Rights.

“Owned Rights” means any Rights Beneficially Owned by the Stockholder.

“Owned Shares” has the meaning specified in the recitals hereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proposed Business Combination” means the Offer and the related transactions contemplated by the Merger Agreement.

“Rights” means any options, warrants and other rights to acquire shares of Common Stock, or securities or rights exercisable for or convertible into shares of Common Stock.

“Stockholder Meeting” has the meaning set forth in Section 4 hereof.

“Stockholder” has the meaning specified in the preamble hereto.

“Stockholder Sale” has the meaning specified in Section 8 hereof.

“Transfer” means, with respect to a security, the direct or indirect sale, transfer, pledge, issuance, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (including by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Tender of Shares; Agreement to Sell.

(a) In order to induce Acquiror and the Company to enter into the Merger Agreement, the Stockholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth Business Day after commencement of the Offer, the Owned Shares. If the Stockholder acquires Beneficial Ownership of Owned Shares (including pursuant to the exercise of Rights) after the date hereof and prior to termination of this Agreement, the Stockholder shall tender such Owned Shares on such fifth Business Day or, if later, on the second Business Day after such acquisition. To the extent possible, no later than the fifth Business Day following the commencement of the Offer (or within two Business Days after the subsequent acquisition of any Owned Rights), the Stockholder shall take all actions necessary or desirable to exercise or convert all Owned Rights into shares of Common Stock and shall validly tender, and not withdraw, all such shares of Common Stock as set forth in this clause (a). The Stockholder acknowledges and agrees that Acquisition Subsidiary’s obligation to accept for payment, purchase and pay for shares of Common Stock in the Offer is subject to the terms and conditions of the Offer. Notwithstanding the first sentence of this clause (a), in the event that any Owned Securities are withdrawn from the Offer or are not purchased pursuant to the Offer, such Owned Securities will remain subject to the terms of this Agreement.

(b) Notwithstanding any provision herein or in the Merger Agreement to the contrary, the Stockholder hereby waives any appraisal or similar rights that the Stockholder may have under the Corporation Law in connection with the Merger or any of the other transactions contemplated by the Merger Agreement.

3. No Disposition or Solicitation.

(a) The Stockholder agrees that from and after the date hereof, except as contemplated by this Agreement or the Merger Agreement, the Stockholder will not (as a stockholder, trustee or custodian) Transfer or agree to Transfer any Owned Securities other than with Acquiror’s prior written consent, or grant any proxy or power-of-attorney with respect to any such Owned Securities other than pursuant to this Agreement.

(b) The Stockholder agrees that, from and after the date hereof, except as contemplated by the Merger Agreement, it shall not, and shall cause its Affiliates and its and their respective officers, directors, members, partners, employees, representatives and agents not to, directly or indirectly, solicit, initiate, participate in any way in or knowingly encourage any discussions or negotiations with respect to, or provide any information, or afford any access to the books or records of the Company or any of its subsidiaries, or otherwise take any action to knowingly assist or facilitate any Person or group in respect of, or that could reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement) or any Transfer of any Owned Securities.

(c) The Stockholder will, and will cause its Affiliates and its and their respective officers, directors, members, partners, employees, representatives and agents to (i) immediately cease and cause to be terminated all existing activities, discussions, or negotiations with any Persons other than Acquiror, Acquisition Subsidiary or any of their respective Affiliates or Associates conducted prior to the date hereof with respect to any Acquisition Proposal or any Transfer of any Owned Shares, (ii) promptly (and in any event within 24 hours) notify Acquiror, orally and in writing, if any Person or group requests any information or seeks to initiate any negotiations or discussions with respect to an Acquisition Proposal or the Transfer of any Owned Securities, such notice to include the identity of the Person or group making such request or inquiry (the “Potential Acquiror”), the terms of such request or inquiry and copies of all written materials and communications provided to or by the Stockholder or any of its Affiliates in connection with such request or inquiry and (iii) keep Acquiror reasonably informed of the status of any such discussions or negotiations and promptly (and in any event within 24 hours) notify Acquiror orally and in writing of any modifications to the financial or other material terms of any such request or inquiry, and provide to Acquiror copies of all written materials and communications provided to or by the Stockholder or any of its Affiliates in connection with such request or inquiry.

(d) The Stockholder agrees that unless required by applicable law, neither the Stockholder nor any of its Affiliates or its and their respective officers, directors, members, partners, employees, representatives and agents shall fail to maintain confidential, or make any press release, public announcement or other communication relating to, any information with respect to Acquiror or the business or affairs of the Company or its subsidiaries, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Acquiror. The Stockholder acknowledges and agrees that the terms of this Agreement shall be disclosed in connection with the announcement of the Merger Agreement.

4. Stockholder Vote. The Stockholder agrees that (a) at such time as the Company conducts a meeting of or otherwise seeks a vote or consent of its stockholders for the purpose of adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement, including the Merger (such meeting or any adjournment thereof, or such consent process, the “Stockholder Meeting”), the Stockholder will vote, or provide a consent with respect to, all shares of Common Stock (including the Owned Shares) which, as of the relevant record date, the Stockholder has the power to vote, in favor of adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement, including the Merger and (b) the Stockholder will (at any meeting of stockholders or in connection with any consent solicitation) vote all shares of Common Stock (including the Owned Shares) which, as of the relevant record date, the Stockholder has the power to vote, against, and will not consent to, any Acquisition Proposal or any action that would or is designed to delay, prevent or frustrate the Proposed Business Combination. Without limiting the foregoing, it is understood that the obligations under clause (a) of this Section 4 shall remain applicable in respect of each meeting of stockholders of the Company duly called for the purpose of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger, regardless of the position of the Company’s board of directors as to the Merger or the Proposed Business Combination at the time of such meeting.

5. Reasonable Efforts to Cooperate. The Stockholder will, and will cause its Affiliates and its and their respective officers, directors, members, partners, employees, representatives and agents to (a) use all reasonable efforts to cooperate with the Company in connection with the transactions contemplated by the Merger Agreement, (b) promptly take such reasonable actions as are necessary or appropriate to consummate such transactions and (c) provide any information reasonably requested by the Company or Acquiror for any regulatory application or filing made or approval sought for such transactions (including filings with the SEC).

6. Additional Company Securities. The Stockholder agrees that any additional Company Securities acquired by it or over which it acquires Beneficial Ownership or voting power or dispositive power, whether pursuant to the exercise of Owned Rights or otherwise, shall be subject to the provisions of this Agreement.

7. Irrevocable Proxy.

(a) In furtherance of this Agreement, the Stockholder hereby irrevocably grants to, and appoints, Acquiror and Pavel Tatyanin and Timur Yanbukhtin, in their respective capacities as officers of Acquiror, and any individual who shall hereafter succeed to any such office of Acquiror, and each of them individually, the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote all shares of Common Stock Beneficially Owned by the Stockholder or over which the Stockholder has voting power, or grant a consent or approval in respect of such shares, or execute and deliver a proxy to vote such shares, (i) in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger and (ii) against any Acquisition Proposal or any other matter referred to in clause (b) of Section 4 hereof.

(b) The Stockholder represents and warrants to Acquiror that any proxies heretofore given by the Stockholder in respect of shares of Common Stock are not irrevocable, and that any such proxies are hereby revoked, and agrees to communicate in writing notice of revocation of such proxies to the relevant proxy holders.

(c) The Stockholder hereby affirms that the irrevocable proxy set forth in Section 7(a) is given in connection with, and in consideration of, the execution of the Merger

Agreement by Acquiror, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Corporation Law.

8. Stockholder Sale. If (i) the Merger Agreement is terminated pursuant to Section 8.01(c)(iii) or Section 8.01(d)(ii) thereof, (ii) prior to the event giving rise to such termination, an Acquisition Proposal shall have been made or publicly announced, and (iii) within twelve (12) months following the date of such termination, the Stockholder shall have consummated or entered into a definitive agreement or definitive agreements in one or a series of transactions with one party or a group of affiliated parties with respect to the sale of Owned Shares representing at least 40% of the aggregate equity interests in the Company and its Subsidiaries taken as a whole (“Stockholder Sale”) that does not constitute a Subsequent Transaction for which the Termination Fee is payable under the Merger Agreement, then the Stockholder shall immediately pay to Acquiror by wire transfer of immediately available funds to an account designated by Acquiror an amount equal to 42.6% of the Termination Fee; provided, however, that no such amount shall be payable in the event that after such termination and no more than forty-five (45) calendar days prior to the Stockholder Sale, (x) the Stockholder shall have made a written offer to sell the Owned Shares to Acquiror for a price per share equal to the Offer Price and otherwise on terms no less favorable to Acquiror than those contained in the Stockholder Sale definitive agreement or definitive agreements (which terms shall include approval of the Board of Directors of the Company to the extent necessary under Section 203 of the Delaware General Corporation Law to ensure that Acquiror would not under such law be subject to restrictions with respect to business combinations) and (ii) within ten (10) Business Days after receipt of such offer, Acquiror shall have declined such offer. Notwithstanding anything to the contrary contained herein, this Section 8 shall survive any termination of the Merger Agreement and of this Agreement.

9. Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents and warrants to, and agrees with, Acquiror as follows:

(a) The Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. No other proceedings or actions on the part of the Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(c) The Stockholder is the sole Beneficial Owner and the sole record owner of the Owned Shares. The Stockholder has the sole right to vote, or cause to be voted, and to dispose, or cause the disposition, of the Owned Shares and there exist no limitations on its ability to exercise such right. The Stockholder has good and marketable title (which may include holding in nominee or “street” name) to all Owned Shares, free and clear of all liens (other than as created by this Agreement and the restrictions on Transfer under applicable securities laws). The 7,486,303 Owned Shares referenced in the second recital hereto constitute all of the Company Securities Beneficially Owned by the Stockholder or over which the Stockholder has the power to vote and dispose, and neither the Stockholder nor any of its Affiliates is the Beneficial Owner of, or has any right to acquire (whether currently upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) or vote any Company Securities other than such Owned Shares.

(d) Neither the execution and delivery of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby will (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) by the Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Owned Shares are bound, or under the Stockholder’s constituent documents; (ii) violate any judgment, order, injunction, decree or award of any court or Governmental Entity that is binding on the Stockholder; or (iii) constitute a violation by the Stockholder of any law or regulation of any jurisdiction.

(e) The Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement. The Stockholder acknowledges that Stockholder’s irrevocable proxy set forth in Section 7(a) is granted in consideration of the execution and delivery of the Merger Agreement by Acquiror.

(f) No Person is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Stockholders, any of its Affiliates or any of their respective stockholders, officers, directors, members, partners or employees.

10. Representations and Warranties of Acquiror. Acquiror represents and warrants to the Stockholder that Acquiror has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Acquiror will not constitute a violation of, conflict with or result in a default under, (a) any contract, understanding or arrangement to which Acquiror is a party or by which it is bound or that requires the consent of any other Person or any party pursuant thereto, (b) any judgment, decree or order applicable to Acquiror, or (c) any law, rule or regulation of any Governmental Entity, in each case except for violations, conflicts or defaults that would not have a material adverse effect on the ability of Acquiror to perform its obligations under this Agreement; and this Agreement constitutes a legal, valid and binding agreement on the part of Acquiror, enforceable against Acquiror in accordance with its terms. The execution and delivery by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror.

11. Board of Directors. At or prior to the date on which the Owned Securities are transferred to Acquiror or its designated Affiliate in accordance with Section 2 or Section 4 and the remaining terms of this Agreement, the Stockholder shall (i) cause all members of the Company’s Board of Directors who are Affiliates of the Stockholder, including Sami Mnaymneh, Tony Tamer, Matthew Sanford and Jeffrey Zanarini, to resign and (ii) use its reasonable best efforts to cause an equal number of individuals designated by Acquiror to be validly appointed as members of the Company’s Board of Directors.

12. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (x) the date on which all of the Owned Securities are transferred to Acquiror or its designated Affiliate and (y) the termination of the Merger Agreement in accordance with its terms; provided, however, that nothing herein shall relieve any party hereto from liability for fraud or a breach of any provision of this Agreement on or prior to such termination; provided, further, that Sections 8, 12 and 13 shall survive any termination hereof.

13. Miscellaneous.

(a) This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all other oral or written agreements and understandings among the parties heretofore made with respect thereto.

(b) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(c) Acquiror, Acquisition Subsidiary or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable hereunder to a holder of Owned Shares such amounts as are required to be withheld under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Owned Shares in respect of which such deduction and withholding was made.

(d) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that Acquiror may assign any or all rights under this Agreement to any Affiliate of Acquiror. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(e) This Agreement may not be amended, changed, supplemented, or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that Acquiror may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by Acquiror.

(f) Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to the Stockholder, to:

H.I.G. Capital LLC, Inc.

1001 Brickell Boy Drive, 27th Floor

Miami, Florida 33131

Fax: (305) 379-2013

Attention: Tony Tamer

With a copy (which shall not constitute notice) to:

Akerman Senterfitt

One Southeast Third Avenue, Suite 2500

Miami, Florida 33131

Fax: (305) 374-5095

Attention: Bradley D. Houser

If to Acquiror or Acquisition Subsidiary, to:

Evraz Group S.A.

1, Allée Scheffer, L-2520, Luxembourg

Fax: +7 (495) 933 58 75

Attention: Pavel Tatyanin

With a copy (which shall not constitute notice) to:

Cleary, Gottlieb, Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Fax: (212) 225-3999

Attention:	William A. Groll
Neil Q. Whoriskey

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above. All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next business day following the deposit of such communications with the overnight courier.

(g) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

(h) The Stockholder acknowledges and agrees that in the event of any breach of this Agreement, Acquiror would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (i) the Stockholder will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) Acquiror shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement, without the posting of any bond or security.

(i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within that state, without giving effect to the principles of conflict of laws.

(k) Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of Delaware sitting in Wilmington, Delaware and the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement, (ii) agrees not to commence any action, suit or proceeding relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding arising out of or relating to this Agreement brought against it in any such court, (iv) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the above-referenced courts of the State of Delaware or the United States District Court for the District of Delaware and (v) agrees not to plead or claim in any court that any such action, suit or proceeding arising out of or relating to this Agreement brought in any such court has been brought in an inconvenient forum.

(l) EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITHOUT THIS AGREEMENT.

(m) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(n) This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

14. Stockholder Capacity. The Stockholder is entering into this Agreement solely in its capacity as the owner of record and/or Beneficial Owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by any individual director, officer, member, partner or Affiliate of the Stockholder in his or her capacity as an officer or director of the Company; provided, that nothing in this Section 14 shall be deemed to permit such director, officer, member or partner of the Stockholder to take any action on behalf of the Company that is prohibited by the Merger Agreement.

15. Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EVRAZ GROUP S.A.		H.I.G. CAPITAL LLC, INC.

By:	/s/ Pavel Tatyanin	By:	/s/ Anthony Tamer
Name:	Pavel Tatyanin	Name:	Anthony Tamer
Title:	Authorised Signatory	Title: